Supplement to Perini Corporation Proxy Statement
                             Dated April 13, 1994



     At the Annual Meeting of Stockholders to be held on May 19, 1994, Perini Corporation (the "Company") will seek shareholder approval of an amendment to the Company's Restated Articles of Organization to increase the number of authorized shares of Common Stock, $1.00 par value, from the presently authorized 7,500,000 to 15,000,000 shares. The Company currently has 1,790,331 shares of Common Stock (including 419,353 shares held in the treasury) unreserved and available for future issuance.

     Since the April 13, 1994 Proxy Statement was mailed to the Company's stockholders, the Company has had discussions with an investment banker concerning a private sale transaction which would involve the issuance of $25-$30 million of a new series of convertible preferred stock. The terms of any such preferred stock, including dividend rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters have not been established at this time. In accordance with the Company's Restated Articles of Organization, such terms will be established by the Board of Directors at or prior to the time of issuance. Based on the size of the proposed offering and the current price of the Company's Common Stock ($12 3/8 on April 28, 1994), a portion of the additional shares of Common Stock, approval for which is being sought at the May 19, 1994 Annual Meeting of Stockholders, may be needed to fund the reserve for conversion of such new series of preferred stock.

     There is no assurance that any such transaction will be completed.

     The Board of Directors believes that the increase in authorized shares is in the best interests of the Company and recommends that stockholders vote YES on the proposal.

     Proxies for the May 19, 1994 Annual Meeting of Stockholders which have previously been submitted may be revoked by notice to the Secretary of the Company (73 Mt. Wayte Avenue, Framingham, MA 01701), submission of a subsequently dated proxy or by attendance and voting at the meeting. Additional forms of proxy are available from the Company's transfer agent, State Street Bank and Trust Company, by calling Joseph Bagarella at 617-774-2502.


April 29, 1994